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                                                                   EXHIBIT 23(D)


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Scott & Stringfellow Financial, Inc.:

     We consent to the use of our report dated August 14, 1998, with respect to the consolidated statements of financial condition of Scott & Stringfellow Financial, Inc. and subsidiaries as of June 26, 1998 and June 27, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the years ended June 26, 1998, June 27, 1997 and June 28, 1996, which report is incorporated by reference in this Proxy Statement/Prospectus; and to the reference to our firm under the heading "Experts" in the Proxy Statement/Prospectus.

                                          /s/ KPMG PEAT MARWICK LLP


Richmond, Virginia
November 24, 1998